UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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☐	Soliciting Material Pursuant to §240.14a-12

SCHWEITZER-MAUDUIT INTERNATIONAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2006

Wayne H. Deitrich

Chairman of the Board and

Chief Executive Officer

TO OUR STOCKHOLDERS:

On behalf of the Board of Directors and management of Schweitzer-Mauduit International, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 27, 2006 at 11:00 a.m. at the Corporation’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia.

At the Annual Meeting, stockholders will be asked to elect 2 directors for a 3-year term. The Corporation’s Board of Directors recommends unanimously that you vote in favor of this proposal, which is more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. But, if you wish to vote in accordance with the directors’ recommendation, all you need do is sign and date the card.

Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

WAYNE H. DEITRICH

Printed in the United States
on Schweitzer-Mauduit International, Inc. paper
manufactured in Lee, Massachusetts.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2006

The Annual Meeting of Stockholders of Schweitzer-Mauduit International, Inc. will be held at the Corporation’s corporate headquarters located at 100 North Point Center East, Suite 600, Alpharetta, Georgia, on Thursday, April 27, 2006 at 11:00 a.m. for the following purposes:

1.                To elect 2 directors for a 3-year term to expire at the 2009 Annual Meeting of Stockholders; and

2.                To transact such other business as may properly be brought before the meeting or any adjournment thereof.

You may vote all shares that you own as of March 2, 2006, which is the record date for the Annual Meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

JOHN W. RUMELY, Jr.
Secretary and General Counsel

March 16, 2006

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

100 North Point Center East, Suite 600
Alpharetta, Georgia 30022-8246

PROXY STATEMENT

INTRODUCTION

This Proxy Statement and the accompanying proxy card are furnished to the stockholders of Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Corporation”), in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on April 27, 2006 (“Annual Meeting”) and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of the 2 directors nominated for election. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy or by attending the meeting and voting in person. The Corporation intends to mail this Proxy Statement and proxy card, together with the 2005 Annual Report to Stockholders, on or about March 16, 2006.

Each stockholder of record at the close of business on March 2, 2006 will be entitled to 1 vote for each share registered in such stockholder’s name. As of March 2, 2006, there were 15,413,132 shares outstanding of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”).

The Corporation will pay the entire cost of the proxy solicitation. The Corporation has retained American Stock Transfer & Trust Company, the Corporation’s transfer agent, to aid in the solicitation of proxies. Proxy solicitation services on routine proxy matters are included in the fees paid to American Stock Transfer & Trust Company to act as the Corporation’s stock transfer agent and registrar. Only reasonable out-of-pocket expenses on proxy solicitation services are charged separately. The Corporation will reimburse brokers, fiduciaries and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of the Corporation may solicit proxies in person, by telephone or by other means of communication.

If a stockholder is a participant in the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (“Plan”), the proxy card represents the number of full shares of Common Stock held for the benefit of the participant in the Plan as well as any shares of Common Stock registered in the participant’s name. Thus, a proxy card for such a participant grants a proxy for shares registered in the participant’s name and serves as a voting instruction for the trustee of the Plan for the account in the participant’s name. Information as to the voting instructions given by individuals who are participants in the Plan will not be disclosed to the Corporation.

Pursuant to Section 216 of the Delaware General Corporation Law and the Corporation’s By-Laws, a quorum for the Annual Meeting will be a majority of the issued and outstanding shares of the Corporation’s Common Stock, present in person or represented by proxy. Directors shall be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. In all matters other than the election of directors that are presented for action at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders.

NOMINATION OF DIRECTORS

Directors may be nominated by the Board of Directors or by stockholders in accordance with the By-Laws of the Corporation. The Nominating & Governance Committee identifies potential candidates and reviews all proposed nominees for the Board of Directors, including those proposed by stockholders. The candidate review process includes an assessment of the person’s judgment, experience, independence, understanding of the Corporation’s business or other related industries, commitment and availability to prepare for and attend Board and Board Standing Committee meetings and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board of Directors and the Corporation. The Nominating & Governance Committee selects qualified candidates and presents them to the full Board of Directors, which body decides whether to invite the candidate to be a nominee for election to the Board of Directors.

The Nominating & Governance Committee Charter authorizes the Nominating & Governance Committee to retain such outside experts as it deems necessary and appropriate to assist it in the execution of its duties. The Nominating & Governance Committee retained Korn/Ferry International in November 2004 to assist it in the search for potential candidates for the Board of Directors. The terms of engagement are consistent with those available from firms providing competitive services. There is no relationship between any member of the Board of Directors or any member of the Corporation’s management and Korn/Ferry International that would influence the performance of its search services.

Any stockholder of record entitled to vote generally in the election of directors may submit a candidate for consideration by the Nominating & Governance Committee by notifying the Secretary and General Counsel in writing at the address noted on the face page of this Proxy Statement. The notice of intent to nominate a candidate for the Board of Directors must satisfy the requirements described below and must be delivered, either by personal delivery or by United States mail, postage prepaid, to the Secretary and General Counsel of the Corporation and received by the Corporation, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of stockholders for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), such stockholder notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting date or (ii) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed.

The stockholder’s notice of intent to nominate a candidate for the Board of Directors shall state the following:

•       the name and address of record of the stockholder who intends to make the nomination;

•       a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•       the name, age, business and residence addresses, and principal occupation or employment of each nominee;

•       a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•       such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•       the consent of each nominee to serve as a director of the Corporation if so elected.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

In the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and either all of the nominees for Director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors presently has 8 members, 6 of whom are independent. The Board of Directors is divided into 3 classes that are elected on a staggered basis with 1 class elected each year for a 3-year term. All of the current directors, excepting Mr. Iraola, have served on the Corporation’s Board of Directors since November 30, 1995. Mr. Iraola was first elected to serve as a director effective May 1, 2005.

The current Class II Directors, Mr. K.C. Caldabaugh and Mr. Richard D. Jackson, are incumbents nominated for re-election at the 2006 Annual Meeting to serve for a term to expire at the 2009 Annual Meeting of Stockholders, and until their successors are elected and have qualified. The Board of Directors has determined that Mr. Caldabaugh and Mr. Jackson are independent. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board of Directors. The nominees have advised the Corporation that they will serve if elected. The remaining 6 directors will continue to serve as directors for the terms set forth on pages 4 and 5.

Certain Information Regarding Directors and Nominees

The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, their principal occupations during the past 5 years, other directorships currently held by each as of the date hereof and certain other biographical information are set forth on the following pages by class, in the order of the next class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Class II Directors
For a 3-Year Term Expiring at the 2009 Annual Meeting of Stockholders

Name	Age	Year First Elected a Director	Principal Occupations and Businesses During Last 5 Years and Current Directorships
K.C. Caldabaugh	59	1995	• Principal, Heritage Capital Group, an investment banking firm, presently and since July 2001

•  Chairman and Chief Executive Officer of Spinnaker Coating, Inc., a manufacturer of adhesive coated papers, from 1994 to March 2001. Spinnaker Coating, Inc. filed for Chapter 11 bankruptcy protection on November 13, 2001

Richard D. Jackson	69	1995	• Private investor, presently and since August, 1995
			• Chairman of the Board of ebank Financial Services, Inc.

The Board of Directors unanimously recommends a vote FOR the election of the 2 nominees as Class II Directors.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class III Directors
Term Expiring at the 2007 Annual Meeting of Stockholders

Name	Age	Year First Elected a Director	Principal Occupations and Businesses During Last 5 Years and Current Directorships
Wayne H. Deitrich	62	1995	• Chief Executive Officer of the Corporation, presently and since August 1995
			• Chairman of the Board of the Corporation
Leonard J. Kujawa	73	1995	• Independent international consultant, presently and since 1995
			• Director—James River Coal Company
			• Director—China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd., a Sino Foreign Equity Joint Venture in which the Corporation holds an indirect 50% ownership interest
Larry B. Stillman	64	1995	• Vice President, Northwest Group, xpedx, a distributor of printing paper, packaging supplies and equipment, presently and since 1988
			• Managing General Partner for HEXAD Investment Company, an investment group focusing on equities and real estate, presently and since 1983
			• Advisory Board of the Utah Jazz

Class I Directors
Term Expiring at the 2008 Annual Meeting of Stockholders

Name	Age	Year First Elected a Director	Principal Occupations and Businesses During Last 5 Years and Current Directorships
Claire L. Arnold	59	1995	• Chief Executive Officer of Leapfrog Services, Inc., a computer support company and network integrator, presently and since 1998
			• Director—Ruby Tuesday, Inc.
			• Director—Advance America, Cash Advance Centers, Inc.
Laurent G. Chambaz	58	1995	• Partner in the law firm of UGGC & Associés, presently and since January 2001
			• Partner in the law firm of Chambaz in association with UGGC & Associés from October 1999 to December 2000
Manuel J. Iraola	58	2005	• President and Chief Executive Officer of Homekeys, a developer, integrator and provider of innovative Web-based information tools and services for real estate consumers, presently and since May 2003

•  Founder and Chief Executive Officer of The Aloaris Group, a privately owned group that invests in and manages startup ventures and provides advisory services to companies in emerging markets, presently and since October 2002

			• President of Phelps Dodge Industries, Chairman and Chief Executive Officer, Columbian Chemicals Company, world’s second-largest producer of carbon black, from January 1995 to June 2002
			• Director—CH Energy Group, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 31, 2005 and for the succeeding 60 calendar days regarding the number of shares of the Corporation’s Common Stock beneficially owned by all directors and nominees, the Corporation’s CEO and each of the Corporation’s next 4 highest paid executive officers (collectively, the CEO and the next 4 highest paid executive officers are called the “Named Executive Officers” herein), and by all directors and executive officers as a group. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by that person.

Name of Individual or Identity of Group	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Claire L. Arnold	Common Stock	4,210	(2)	*
Thierry E. Bellanger	Common Stock	33,250	(3)	*
K.C. Caldabaugh	Common Stock	5,495	(4)(5)	*
Laurent G. Chambaz	Common Stock	9,320	(5)	*
Wayne H. Deitrich	Common Stock	517,593	(6)	3.36%
Manuel J. Iraola	Common Stock	1,000	(7)	*
Richard D. Jackson	Common Stock	10,320	(5)	*
Leonard J. Kujawa	Common Stock	5,010	(2)	*
Jean-Pierre Le Hétêt	Common Stock	150,600	(8)	*
Paul C. Roberts	Common Stock	111,348	(9)	*
Larry B. Stillman	Common Stock	11,372	(5)	*
Peter J. Thompson	Common Stock	73,390	(10)	*
All Directors, Named Executive Officers and executive officers as a group (16 Persons)	Common Stock	1,071,560	(11)	7.00%

(1)          Percent of Class is calculated as a percentage of the shares of Common Stock outstanding as of March 1, 2006, plus unexercised options vested as of March 1, 2006, for a total of 15,413,132 shares deemed outstanding. Individuals with an asterisk own less than 1% of the shares outstanding.

(2)          As of March 15, 2000, Ms. Arnold and Mr. Kujawa each elected to defer 100% of their quarterly retainer pursuant to the Deferred Compensation Plan for Non-Employee Directors and, in 2005, to the Deferred Compensation Plan No. 2 for Non-Employee Directors. In addition to the stock they beneficially own, their individual deferred compensation plan accounts have been credited with the equivalent of 6,575 stock units, which includes accumulated dividends. The stock units are convertible into the Corporation’s Common Stock at it’s fair market value or cash in connection with the director’s retirement or earlier death or disability. This total includes the equivalent of 369 stock units received by the director pursuant to the Outside Directors Stock Plan on January 2, 2006. The stock units do not have any voting rights.

(3)          Includes options to purchase 3,760 shares exercisable within 60 days.

(4)          From March 15, 2000 through December 31, 2004, Mr. Caldabaugh elected to defer 100% of the quarterly retainer pursuant to the Deferred Compensation Plan for Non-Employee Directors. In addition to the stock he beneficially owns, Mr. Caldabaugh’s individual deferred compensation plan account has been credited with the equivalent of 5,273 stock units, which includes accumulated dividends. The stock units are convertible into the Corporation’s Common Stock at it’s fair market value or cash in connection with the director’s retirement or earlier death or disability. The stock units do not have any voting rights.

(5)          Includes 369 shares of stock received by the director pursuant to the Outside Directors Stock Plan on January 2, 2006.

(6)          Includes 100 shares held by a Charitable Remainder Unitrust, of which Mr. Deitrich is the Trustee and options to purchase 34,180 shares exercisable within 60 days.

(7)          As of May 1, 2005, Mr. Iraola elected to defer 100% of the quarterly retainer pursuant to the Deferred Compensation Plan No. 2 for Non-Employee Directors. Mr. Iraola’s individual deferred compensation plan account has been credited with the equivalent of 1,045 stock units, which includes accumulated dividends. The stock units are convertible into the Corporation’s Common Stock at it’s fair market value or cash in connection with the director’s retirement or earlier death or disability. This total includes the equivalent of 369 stock units received by the director pursuant to the Outside Directors Stock Plan on January 2, 2006. The stock units do not have any voting rights.

(8)          Includes options to purchase 16,980 shares exercisable within 60 days.

(9)          Includes options to purchase 7,200 shares exercisable within 60 days; 2,500 shares of Restricted Stock that include the power to vote such shares; 200 shares held by Mr. Robert’s wife, Jane H. Roberts, individually; and 4,332 shares in which Mr. Roberts has shared voting and investment power with his wife.

(10)   Includes options to purchase 6,360 shares exercisable within 60 days.

(11)   Includes as to executive officers other than the Named Executive Officers options to purchase 7,940 shares exercisable within 60 days and 16,000 shares of Restricted Stock that include the power to vote such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth certain information as of December 31, 2005 regarding the number of shares of Common Stock of the Corporation beneficially owned by each person who is known to the Corporation to own, directly or indirectly, more than 5% of the outstanding shares of the Corporation’s Common Stock, as reflected in the Schedule 13G (and amendments, if any, thereto) as filed with the Securities and Exchange Commission in February 2006 and provided to the Corporation by such persons.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
Gardner Russo & Gardner and	Common	1,840,688	12.00%	0	1,840,688	0	1,840,688
Thomas A. Russo 223 East Chestnut St. Lancaster, PA 17602	Stock	1,710,413	11.20%	0	1,710,413	0	1,710,413
Mac-Per-Wolf Company(1) 311 S. Wacker Dr., Suite 6000 Chicago, IL 60606	Common Stock	996,800	6.50%	43,600	953,200	43,600	953,200
Janus Capital Management LLC(2) 151 Detroit St. Denver, CO 80206	Common Stock	953,200	6.30%	0	953,200	0	953,200
Dimensional Fund Advisors Inc. (“Dimensional”)(3) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	Common Stock	937,095	6.15%	937,095	0	937,095	0
Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, NY 10036	Common Stock	901,075	5.91%	822,825	0	901,075	0
Wellington Management Company, LLP 75 State Street Boston, MA 02109	Common Stock	805,500	5.28%	0	435,200	0	775,600

(1)             The shared voting and dispositive holdings are held by Perkins, Wolf, McDonnell and Company, LLC and such holdings may also be aggregated within 13G filings submitted by Janus Capital Management, LLC, a minority owner of Perkins, Wolf, McDonnell and Company, LLC. a subsidiary of Mac-Per-Wolf Company.

(2)             Janus Capital has an indirect 77.5% ownership stake in Enhanced Investment Technologies LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Due to the above ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins Wolf and INTECH are registered investment advisers each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins Wolf may be deemed to be the beneficial owner of 953,200 shares or 6.3% of the shares outstanding of Schweitzer-Mauduit Common Stock held by such Managed Portfolios. However, Perkins Wolf does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. These holdings may also be aggregated within 13G filings submitted by Mac-Per-Wolf Company, the majority owner of Perkins Wolf.

(3)             Dimensional reported that it is “an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that furnishes investment advice to 4 investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.”  In its role as investment advisor or manager, Dimensional possess investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

BOARD AND COMMITTEE GOVERNANCE

Board of Directors and Standing Committees

Attendance by Directors at Board Meetings

The Board of Directors met 6 times in 2005. Each director attended every meeting of the Board of Directors.

Attendance by Members of the Board of Directors at the Annual Meeting of Stockholders

The Corporation encourages members of the Board of Directors to attend each Annual Meeting of Stockholders and all of the sitting directors attended the Annual Meeting of Stockholders held on April 28, 2005.

Lead Non-Management Director

On April 28, 2005, K.C. Caldabaugh was re-elected as the lead non-management director to preside at meetings of the non-management directors.

Standing Committees

The Audit Committee, the Compensation Committee and the Nominating & Governance Committee are the 3 Standing Committees of the Board of Directors. Each Standing Committee is composed entirely of independent directors.

Copies of the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and the charters for each of the Standing Committees can be found on the Corporation’s website at http://www.schweitzer-mauduit.com. Copies of these documents may also be obtained by directing a written request to the Secretary and General Counsel at the Corporation’s headquarters address noted on the first page of this Proxy Statement.

Director Independence

The Board of Directors unanimously adopted the following standard for director independence at its December 2002 meeting:

An independent director is a person who is free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, the Board of Directors will assess the independence of each non-management director based on the existence or absence of a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following persons shall not be considered independent:

a)                A director who is employed by the Company or any of its affiliates for the current year or any of the past five (5) years.

b)               A director who is, or in the past five (5) years has been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate).

c)                A director who is, or in the past five (5) years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director.

d)               A director who is, or in the past five (5) years has been, a Family Member of an individual who was employed by the Company or any of its affiliates as an executive officer. The term “Family Member” shall mean a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than household employees) who shares such person’s home.

e)                A director who, during the current fiscal year or any of the past five (5) fiscal years, personally provided services to the Company or its affiliates that had an annual value in excess of $60,000; or who was paid or accepted, or who has a non-employee Family Member who was paid or accepted, any payments from the Company or any of its affiliates in excess of $60,000 other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

f)                  A director who is a partner in, or a controlling shareholder or an executive officer of, any organization (profit or non-profit) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed one percent (1%) of the recipient’s annual consolidated gross revenues in the current year or any of the past five (5) fiscal years; unless, for provisions (e) and (f), the Board of Directors expressly determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment.

Based on the foregoing standard and the standards for independence articulated by the New York Stock Exchange and the Securities and Exchange Commission, the Board affirmatively determined by resolution dated February 22, 2006 that the following directors, who collectively constitute 75% of the full Board and represent 100% of the membership of the Standing Committees, are independent:

Ms. Claire L. Arnold	Mr. K.C. Caldabaugh
Mr. Manuel J. Iraola	Mr. Richard D. Jackson
Mr. Leonard J. Kujawa	Mr. Larry B. Stillman

Wayne H. Deitrich is a member of management and is not considered independent. Jean-Pierre Le Hétêt, the former Chief Operating Officer of the Corporation retired from the Board of Directors effective January 31, 2006. Laurent G. Chambaz is not considered independent under the Corporation’s independence standards due to sums paid within the last 5 years by a subsidiary of the Corporation to law firms in which Mr. Chambaz was a partner.

Financial Experts

The Board of Directors affirmatively determined by resolution dated February 22, 2006 that Richard D. Jackson and all three members of the Audit Committee, K.C. Caldabaugh, Leonard J. Kujawa and Manuel J. Iraola, qualify as financial experts as such term is defined in Regulation S-K, Item 401(h).

The following table lists the current members, principal functions and meetings held in 2005 for each of the Standing Committees, the non-management directors and the independent directors:

Members	Principal Functions	Meetings in 2005	Unanimous Written Consents in 2005
Audit Committee Leonard J. Kujawa (Chair) K.C. Caldabaugh	• Recommend to the Board of Directors the appointment of outside auditors to audit the records and accounts of the Corporation	7	0
Richard D. Jackson 2/26/04 -	• Retain and compensate outside auditors
9/21/05 Manuel Iraola 9/22/05 - Present	• Review scope of audits, provide oversight in connection with internal control, financial reporting and disclosure systems
	• Monitor state and federal securities laws and regulations
No member serves on the audit committee of more than	• Perform other such duties as the Board of Directors may prescribe
3 public companies, including the Corporation’s Audit Committee.	• Monitor the Corporation’s practices and procedures concerning compliance with applicable laws and regulations
All members are financially literate and Messers. Kujawa, Caldabaugh, Jackson and Iraola are financial experts in the judgment of the Board of Directors.	• The nature and scope of the Committee’s responsibilities are set forth in further detail under the caption “Audit Committee Report”
Compensation Committee	• Evaluate and approve officer compensation	1	4
Richard D. Jackson (Chair) Claire L. Arnold	• Administer a number of the Corporation’s executive compensation plans
Larry B. Stillman	• Review salaried employee compensation plans
	• Evaluate and make recommendations on director compensation
	• The nature and scope of the Committee’s responsibilities are set forth in further detail under the caption “Compensation Committee Report”
Nominating & Governance Committee	• Recommend candidates to fill any vacancies on the Board of Directors; evaluate stockholder nominees	4	0
K.C. Caldabaugh (Chair) Claire L. Arnold	• Supervise Board of Directors, Board Committee and individual director evaluation processes
Larry B. Stillman	• Evaluate, monitor and recommend changes in the Corporation’s governance policies
	• Supervise and monitor the succession planning process for the Executive Officers
Non-Management Directors K.C.Caldabaugh (Lead Non-Management Director)		6	0
Independent Directors		1	0

Compensation of Directors

A director who is an officer or an employee of the Corporation or any of its subsidiaries or affiliates does not receive any fees for service as a member of the Board of Directors, but is reimbursed for expenses incurred as a result of such service. Each director who is not an officer or employee of the Corporation or any of its subsidiaries or affiliates (a “non-employee director”) received the following compensation in 2005 in addition to reimbursement of their actual and reasonable travel expenses:

Compensation	Payment	Form of Payment
Retainer	Annually $27,000	Common Stock paid pro rata quarterly in advance(1)
Board Meeting Fee	$3,000	Cash per meeting attended
Committee Meeting Fee(2)	$1,250	Cash per meeting attended
Chairperson of Committee	$750	Cash per meeting chaired in addition to the committee meeting fee
Lead Non-Management Director	Annually $10,000	Cash paid quarterly in advance

(1)          In 2005, each non-employee director received 916 shares of Common Stock under the Outside Directors Stock Plan or a similar amount in stock unit equivalents pursuant to the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2 for Non-Employee Directors for those directors who elected to participate in that plan.

(2)          The members of the Audit Committee receive no direct or indirect compensation from the Corporation other than the compensation paid for service as a Director of the Corporation or its affiliated entities.

From 2000 to 2004, directors could annually elect to defer all or part of their compensation received from the Corporation pursuant to the Corporation’s Deferred Compensation Plan for Non-Employee Directors (“Outside Director Deferral Plan”). Participation in this plan allowed a director to defer receipt of compensation and to thereby also defer certain state and federal income taxes until the deferred compensation is paid upon the director’s retirement from the Board of Directors or earlier death or disability. In connection with changes to regulations governing deferred compensation plans imposed by the American Jobs Creation Act of 2004, the Corporation adopted the Deferred Compensation Plan No. 2 for Non-Employee Directors. The Outside Director Deferral Plan was frozen as of December 31, 2004 to stop the accrual of additional unvested benefits, other than market-based investment earnings or losses on their individual account balances, as of that date. As of January 1, 2005, all directors who annually elect to defer all or part of their compensation received from the Corporation participate in the Deferred Compensation Plan No. 2 for Non-Employee Directors. The Outside Director Deferral Plan and the Deferred Compensation Plan No. 2 for Non-Employee Directors are non-qualified, deferred compensation plans that permit participants to defer the receipt of their annual retainer or fees. Deferred Compensation Plan No. 2 for Non-Employee Directors is intended to operate in a manner substantially similar to the existing Outside Director Deferral Plan, subject to certain new requirements and changes mandated under Section 409A of the Internal Revenue Code of 1986, as amended. The Corporation provides no guaranty of repayment of the principal amount deferred or of any earnings on the participants’ account balances.

Audit Committee Report

The following report summarizes the Audit Committee’s actions during 2005. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

In accordance with its written charter, the Audit Committee of the Board of Directors (“Audit Committee”) assists the Board of Directors by overseeing and monitoring:

(1)         the integrity of the Corporation’s financial statements,

(2)         the Corporation’s compliance with legal and regulatory requirements,

(3)         the outside auditor’s qualifications and independence and

(4)         the performance of the Corporation’s internal control function, its system of internal and disclosure controls and the outside auditor.

The members of the Audit Committee meet the applicable independence and experience requirements of the New York Stock Exchange and the standards for determining a director’s independence adopted by the Board of Directors.

During 2005, the Audit Committee met 7 times, including discussion of the interim financial information and earnings guidance contained in each quarterly earnings announcement with the Chief Financial Officer, Controller and outside auditor prior to public release.

The following table summarizes the aggregate fees relating to amounts billed to the Corporation by its outside auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, (collectively, “Deloitte”) for the fiscal years ended December 31, 2005 and 2004:

	2005	2004
Audit Fees(1)	$1,043,000	$1,181,000
Audit-Related Fees(2)	1,000	30,000
Tax Fees(3)	16,000	34,000
All Other Fees(4)	—	—
Total Fees	$1,060,000	$1,245,000

(1)          Includes fees billed for professional services rendered in connection with the audit of the annual financial statements, audit of the Corporation’s internal control over financial reporting and management’s assessment thereof, review of financial statements included in the Form 10-Q filings and for services provided for statutory and regulatory filings or engagements.

(2)          Includes fees incurred for assurance and related services and consultation on regulatory matters or accounting standards.

(3)          Includes fees incurred for tax return preparation and compliance and tax advice and tax planning.

(4)          Includes other fees not included in the above categories.

The above services performed by the outside auditor were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. These procedures describe the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the outside auditor may perform. The procedure requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the outside auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the outside auditor during the following year that are included in the Service List are pre-approved following policies and procedure of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the

Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee is provided a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the outside auditor when time is of the essence. The policy does not contain a de minimis provision that would provide retroactive approval for permissible non-audit services under certain circumstances.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the Service List and the forecast of remaining services and fees for the fiscal year.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the outside auditor a formal written statement describing all relationships between the outside auditor and the Corporation that might bear on the outside auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” discussed with the outside auditor any relationships that may impact their objectivity and independence, including the services and amounts reflected in the above table, and satisfied itself as to the outside auditor’s independence.

The Committee reviewed with the outside auditor their audit plans, audit scope and identification of audit risks. The Audit Committee also discussed with management and the outside auditor the quality and adequacy of the Corporation’s internal control function and its system of internal and disclosure controls.

The Audit Committee discussed and reviewed with the outside auditor all communications required by Securities and Exchange Commission regulations and by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the outside auditor’s examination of the financial statements.

The Audit Committee discussed, reviewed and monitored the Corporation’s plans and activities related to Sarbanes-Oxley Section 404 compliance on a regular basis. It is estimated that the Corporation incurred an approximate total of $0.9 million and $1.6 million in Section 404 compliance costs for 2005 and 2004, respectively.

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2005, with management and the outside auditor. Management has the responsibility for the preparation of the Corporation’s financial statements and outside auditor has the responsibility for conducting an audit of those statements.

Based on the above-mentioned review and discussions with management and the outside auditor, the Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the outside auditor and the Board of Directors concurred in such recommendation.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

Leonard J. Kujawa (Chairman)

K.C. Caldabaugh

Manuel J. Iraola

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report summarizes the Compensation Committee’s philosophy on executive compensation, the vehicles used to deliver executive compensation and the actions taken by the Compensation Committee during 2005. This report shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independence

The Compensation Committee was established by the Board of Directors on December 1, 1995 and is composed of 3 independent directors. The Board of Directors elects the members and the chairperson of the committee annually.

Duties of the Committee

The Compensation Committee is governed by the Corporation’s By-Laws and the Compensation Committee Charter, a copy of which can be viewed on the Corporation’s website. Pursuant to its charter, the Compensation Committee establishes the Corporation’s compensation and benefit policies and practices for directors, executive officers and key managerial employees. The Compensation Committee annually approves the base salary for all officers, including the Chief Executive Officer, and administers the Annual Incentive Plan, the Equity Participation Plan, the Restricted Stock Plan and the Long-Term Incentive Plan, as well as approving any contributions by the Corporation to the account of any participant in the Corporation’s deferred compensation arrangements. The Compensation Committee approves the performance objectives under the Annual Incentive Plan and the Long-Term Incentive Plan, except the Corporate unit objectives under the Annual Incentive Plan, which are set by the entire Board of Directors. The Compensation Committee confirms actual performance against objectives and authorizes any associated payouts at the close of each award period under the Annual Incentive Plan and the Long-Term Incentive Plan. The Compensation Committee evaluates the Chief Executive Officer’s performance and recommends a performance rating for the Chief Executive Officer to the full Board of Directors for its action. The Compensation Committee establishes individual performance goals for the Chief Executive Officer under the Annual Incentive Plan and evaluates his performance against those objectives at the end of the performance period. The Compensation Committee reviews and authorizes the award of restricted stock to any officer.

Use of Outside Expertise

The Compensation Committee has retained Towers Perrin to advise it on the design and structure of the Corporation’s executive compensation program and to conduct market analyses as to the specific levels and form of executive compensation paid by comparable manufacturing companies for like executive positions. In November 2005, the Compensation Committee renewed the contract with Towers Perrin to act as the Compensation Committee’s compensation consultant for 2006. This decision was based, among other things, on Towers Perrin’s capabilities both domestically and in each of the geographic regions where the Corporation or its subsidiaries has operations, as well as Towers Perrin’s extensive databases and understanding of the Compensation Committee’s compensation philosophy and the Corporation’s financial drivers and market dynamics. Although Towers Perrin is also retained by the Corporation for actuarial services related to the Corporation’s retirement plan, the Compensation Committee is satisfied that the objectivity of the services and information provided to the Compensation Committee by Towers Perrin are not compromised by the other business between Towers Perrin and the Corporation.

Executive Compensation Philosophy and Policies

The Corporation’s executive compensation policies are designed to attract and retain qualified executives, to appropriately reward individual achievement, and to enhance the financial performance of the Corporation, and thus stockholder value, by significantly aligning the financial interests of the Corporation’s executives with those of its stockholders.

The Compensation Committee generally targets both the annual and long-term components of executive compensation at the 50th percentile of such compensation paid to persons holding similar executive positions at comparable companies based on an annual competitive compensation survey. Comparative compensation information was drawn from a broader range of companies than those included in the industry index used in the performance graph on page 30 of this Proxy Statement. To accomplish these objectives, the executive compensation program as administered by the Compensation Committee consists primarily of:

(i)            annual cash compensation, the components of which are base salary and an annual variable cash incentive payable pursuant to the Corporation’s Annual Incentive Plan, which is performance based;

(ii)        long-term incentive compensation structured as 50% equity by grants of stock options pursuant to the Corporation’s Equity Participation Plan or restricted stock pursuant to the Corporation’s Restricted Stock Plan and 50% cash in the form of a long-term performance incentive award payable pursuant to the Corporation’s Long-Term Incentive Plan, which is performance based;

(iii)    special purpose or recognition grants of restricted stock pursuant to the Corporation’s Restricted Stock Plan;

(iv)      corporate contributions of cash to the Corporation’s deferred compensation arrangements as special purpose or recognition awards or to partially offset future tax liabilities associated with grants of restricted stock;

(v)          Corporation’s Executive Severance Plan, which provides selected executives with certain benefits in the event of a change of control or upon termination for other than cause or voluntary resignation; and

(vi)      participation in other benefit plans available to employees generally, which include the Corporation’s Retirement Plan, Retirement Savings Plan and a medical plan. The Named Executive Officers and certain other more highly compensated individuals also participate in a Supplemental Benefit Plan, a non-qualified retirement benefit plan.

Each of these components of executive compensation is discussed in further detail below.

Annual Salary

In determining the base salaries of executive officers, the Compensation Committee reviews salaries paid to similarly situated executives in the companies reflected in the above-described compensation study and considers additional factors such as job complexity, performance, level of responsibility, the relationship of the position to the Corporation’s long-term strategic goals, and the particular individual’s skills, experience and background. While no pre-established weightings are given to these factors, particular emphasis is placed on developing a competitive base salary that will attract and retain quality individuals in order to develop and maintain an effective executive team for the Corporation. In 2005, the Compensation Committee approved salary increases for the Corporation’s officers that were in line with the 50th percentile of compensation paid for like positions and responsibilities in comparable companies. The average base salary increase over the prior year was 4%, 4% and 9% for U.S., French and Brazilian based officers, respectively.

Incentive Bonuses under the Annual Incentive Plan

The purpose of the Corporation’s Annual Incentive Plan is to focus management on the achievement of short-term corporate goals that are to be accomplished in a fiscal year. The metrics used to set performance objectives under the Annual Incentive Plan have been approved by stockholders and are intended to unite the interests of the stockholders of the Corporation and its key employees. Although not an exclusive list, the Compensation Committee has focused on growth in operating profit and in diluted earnings per share in establishing performance objectives under the Annual Incentive Plan.

Target incentive cash opportunities under the Annual Incentive Plan for executive officers, including the CEO, can range from 30% to 75% of a participant’s base salary with a maximum payout of up to 192.5% of the participant’s target incentive award percentage. The Compensation Committee determines actual annual cash bonuses by measuring performance at the end of the fiscal year against specific goals established at the beginning of each fiscal year. The goals take into account, depending on the responsibility of the individual, 2 or more of the following:

•       the individual’s performance;

•       the performance of the functional group or unit with which the individual is associated (primarily based upon the operating profit of such unit); and

•       the overall performance of the Corporation (primarily based upon diluted earnings per share).

Such goals may or may not be equally weighted and may vary from one executive officer to another. Annual Incentive Plan awards for the performance of the functional unit and the Corporation comprise the majority of any award opportunity, with individual goals not constituting more than 30% of any officer’s total Annual Incentive Plan award opportunity.

The Compensation Committee determined that the functional unit objectives and the Corporate unit objective were not met in 2005 and therefore no payout was made against the 2005 Annual Incentive Plan award opportunity to any officer. The Chief Executive Officer determined that no 2005 Annual Incentive Plan individual unit objective awards would be paid since diluted earnings per share failed to exceed the prior year diluted earnings per share.

Long-Term Incentive Compensation

The Corporation’s long-term incentive compensation for its key executives consists of:

(i)            grants of stock options pursuant to the Corporation’s Equity Participation Plan; or

(ii)        grants of restricted stock pursuant to the Restricted Stock Plan; and

(iii)    a cash opportunity.

The objectives under the Long-Term Incentive Plan, stockholder approved, are established for multiple years at the beginning of an award cycle and are intended to focus management on longer-term strategic goals. The equity component of the Long-Term Incentive Plan is also intended to provide a means of encouraging an ownership interest in the Corporation by those employees who have contributed or are determined to be in a position to contribute materially to the success of the Corporation, thereby increasing their motivation for and interest in the achievement of the Corporation’s long-term success.

The Compensation Committee designates participants in the Long-Term Incentive Plan and determines a total award opportunity for each performance cycle, 50% of which is payable in cash and the other 50% by equity in the form of stock options or restricted stock. Award opportunities are generally granted and measured on the basis of a 3-year performance period. Performance is measured on a cumulative basis and a portion of each performance cycle’s overall cash and equity award opportunity may be earned, but not paid out, annually. A part of the award opportunity may still be earned in each year even if the cumulative performance objectives are not met provided that pre-established stand-alone annual objectives are achieved. Payment of any earned award is made at the end of the performance period and is subject to the participant’s continued employment at the time of payment, except in the case of death, disability or an approved retirement. New award opportunities are not established until the current performance period is concluded thereby maintaining a clearer focus on the long-term performance objectives established by the Compensation Committee for each performance cycle. The Long-Term Incentive Plan award opportunities are based on a competitive market analysis of long-term incentive opportunities for executive management positions in comparable companies. Under the Long-Term Incentive Plan, a target cash award is established for each participant, which, taken together with a participant’s stock option and restricted stock grants, is structured to provide the participant with a total long-term incentive award commensurate with the participant’s responsibilities. A participant in the Long-Term Incentive Plan can earn cash and equity awards that range from 0% up to 200% of the target performance award opportunity allocated by the Compensation Committee.

The Compensation Committee evaluated performance against objectives established for year 2005 of the 2004-2005 performance cycle under the Long-Term Incentive Plan and determined that none of the objectives were met. Therefore, no award was earned in year 2005 for this performance cycle. The portion of the two-year award opportunity earned in year 2004 was paid in January 2006.

The Compensation Committee established a new Long-Term Incentive Plan award opportunity for 2006-2008 that sets performance objectives selected from among the performance metrics previously approved by stockholders. As in the past, the award opportunity is provided 50% in the form of cash and 50% in the form of equity, but the 2006-2008 award opportunity will use restricted stock grants under the Restricted Stock Plan instead of stock options to provide the equity component. At the beginning of each year in the 3-year award cycle, the total long-term compensation opportunity for that year will be determined by the Committee based on the Towers Perrin competitive compensation survey. This determination establishes the cash and equity award opportunity for that year; however, the performance metrics established at the beginning of the award cycle that must be met to earn an award do not change.

The portion of the total equity and cash awards earned in each year of the 3-year award cycle is determined by the Compensation Committee based on performance against objectives at the end of each year. The equity component earned each year will be provided in the form of restricted stock grants. The cash award earned in a given year will be banked. The restricted shares awarded will not vest and the cash award earned will not be paid to the participant until the completion of the full 3-year award cycle and, provided further, that the participant is still employed with the Corporation at the time of payment and vesting except for reasons of a change of control, death, retirement or total and permanent disability. The estimated award opportunities at the Target-Maximum performance levels provided to the Named Executive Officers in the 2006-2008 award cycle are set forth on page 25.

The Equity Participation Plan, stockholder approved, provides an opportunity for the award of stock options in amounts and to participants designated by the Compensation Committee. Because the value of a stock option bears a direct relationship to the price of shares of the Corporation’s Common Stock, stock options are viewed as a means of encouraging executives and other key management employees to increase long-term stockholder value. The Compensation Committee grants stock option awards based on such factors as the competitive target long-term incentive opportunity for executives with comparable responsibilities in similarly sized corporations, individual contributions to corporate performance and management recommendations. The Equity Participation Plan mandates that the strike price of any options awarded be set at no less than the fair market value of the Common Stock at the time of grant. The Compensation Committee awarded stock options to the officers of the Corporation in an amount equivalent to 50% of their respective total long-term incentive compensation opportunity for 2005 under the Corporation’s Long-Term Incentive Plan. The Equity Participation Plan expired in 2005. Stock options are not expected to be a component of the Long-Term Incentive Plan in the future and therefore the

Equity Participation Plan was not renewed. Options granted to the Named Executive Officers in 2005 are stated in the table captioned “2005 Option Grants” found on page 23.

The Restricted Stock Plan is intended to promote the long-term financial success of the Corporation by attracting to and retaining for the Corporation and its Affiliates outstanding executive personnel and to motivate such personnel by means of restricted stock grants to contribute to the Corporation’s success. The Compensation Committee designates the participants in the Restricted Stock Plan and establishes the terms on which grants of restricted stock are made. Awards of restricted stock are made from the Corporation’s treasury stock and constitute an immediate transfer of ownership to the participant of shares of the Corporation’s Common Stock, including the right to vote the shares and to receive dividends thereon, at a share price established by the Compensation Committee in its discretion. The Participant’s continued ownership of and right to freely transfer the restricted stock is subject to such conditions on transferability and to such risks of forfeiture as are established by the Compensation Committee at the time of the grant, which may include continued employment with the Corporation for a defined period, achievement of specified management performance objectives or other conditions. As with stock options, a portion of the value of restricted stock bears a direct relationship to the value of the Corporation’s Common Stock and, therefore, total stockholder return. Commencing in January 2006, Restricted Stock will be used to provide the equity component that comprises 50% of the total award opportunity under the Corporation’s Long-Term Incentive Plan. In 2005, the Compensation Committee approved awards of restricted stock, to be effective January 2006, to the following Named Executive Officers:  Wayne H. Deitrich and Paul C. Roberts.

Deferred Compensation

The Deferred Compensation Plan permits eligible employees who elect to participate to defer receipt and taxation of a portion of their annual salary and incentive bonuses. The amount of annual salary and incentive bonus awards that may be deferred is limited to 25% and 50%, respectively. Eligibility to participate in the Deferred Compensation Plan is limited to “management” and “highly compensated employees” as defined in the Employee Retirement Income Security Act of 1974, as amended. The Corporation may, with Compensation Committee approval, make cash contributions to a participant’s account in the Deferred Compensation Plan. In connection with the recent changes to the regulations governing deferred compensation plans imposed by the American Jobs Creation Act of 2004, contributions and deferrals into the Deferred Compensation Plan have been frozen to stop the accrual of additional unvested benefits in that plan as of December 31, 2004. Participants will not accrue any additional benefits other than market-based investment earnings or losses on their individual accounts in that plan. New deferrals and any future contributions will go into the Deferred Compensation Plan No. 2. This plan is also a non-qualified, deferred compensation plan. This plan is intended to operate in a manner substantially similar to the Deferred Compensation Plan, subject to those new requirements and changes mandated under Section 409A of the Internal Revenue Code of 1986, as amended.

Amounts deferred into the Deferred Compensation Plan by a participating officer, or contributed on the officer’s behalf by the Corporation, can be invested at the officer’s election in an account that tracks, but does not actually invest in, one or more of the fund elections available under the Corporation’s 401(k) savings plan. The participating officer bears the investment risk. The Corporation makes no guaranty as to the return of the principal amount of any funds deferred or of any income thereon. The funds remain subject to the Corporation’s creditors while in the Deferred Compensation Plan.

Certain amounts paid as retirement benefits have also been contributed to the accounts of certain officers in the Deferred Compensation Plan that received a retirement benefit under the Cash Balance Formula. These contributions are discussed in further detail under the caption Supplemental Retirement Arrangements on page 28.

Compensation of Chief Executive Officer

The Compensation Committee has traditionally used the same compensation policy for all executive officers described above to determine the compensation for Wayne H. Deitrich, the Chairman and Chief Executive Officer. Annually, the Board of Directors receives a recommendation as to base salary, Annual Incentive Plan objectives for the upcoming year and a recommendation for the just completed year’s performance rating from the Compensation Committee. Through 2005, if the Board determines Mr. Deitrich’s performance to be satisfactory, the Board may award Mr. Deitrich up to 3,500 shares of Restricted Stock in recognition of his annual performance in lieu of an increase in base salary. As a result, an increased portion of Mr. Deitrich’s total compensation is tied to the value of the Corporation’s stock and thereby his interests are further aligned with the economic interest of the Corporation’s stockholders. Mr. Deitrich also participates in the Annual Incentive Plan, Long-Term Incentive Plan, Restricted Stock Plan and the Equity Participation Plan on the same basis as the other officers of the Corporation.

Corporate Tax Deduction for Executive Compensation

Pursuant to the Omnibus Budget Reconciliation Act of 1993 (“OBRA”), annual compensation payable to the CEO and each of the 4 highest paid executive officers of a public corporation will not be deductible by the corporation for Federal Income Tax purposes to the extent any such officer’s overall compensation exceeds $1,000,000. Certain types of compensation, including qualifying performance-based incentive compensation that is stockholder approved, are deductible and excluded for purposes of calculating the $1,000,000 base under Code Section 162(m). OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Compensation Committee will take advantage of qualifying compensation paid to the Named Executive Officers under OBRA to maintain the Corporation’s deduction for such expenses where it deems appropriate and advisable. The Board of Directors has determined that it is in the Corporation’s best interest to qualify the Annual Incentive Plan and the Long-Term Incentive Plan under Code Section 162(m) and therefore presented those plans for stockholder approval in 2004, which approval was granted. However, all executive compensation plans and compensation paid to the Named Executive Officers may not be so qualified. It is not currently expected that the Corporation will lose the benefit of any tax deduction related to executive compensation.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS
Richard D. Jackson (Chairman)
Claire L. Arnold
Larry B. Stillman

The executive compensation information reported in the Summary Compensation Table set forth below is for services rendered to the Corporation and its subsidiaries, in accordance with the rules and regulations of the Securities and Exchange Commission, commencing on January 1, 2003 and ending on December 31, 2005, the last day of the Corporation’s 2005 fiscal year. All salary, bonus and other compensation is reported notwithstanding that portions of such compensation may not have yet been paid by the Corporation or may have been deferred by the recipient and therefore not technically received by the recipient in the period reported. The compensation of the French-based executives, Mr. Bellanger and Mr. Le Hétêt, is calculated and paid in Euros. All 2005 Euro based numbers have been converted to U.S. dollars using an exchange rate of 1.1837 Euro to the U.S. dollar.

Summary Compensation Table

		Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)(1)	Securities Underlying Options (#)(2)	All Other Compensation ($)
Wayne H. Deitrich	2005	513,462	(3)	0		6,300	(4)	0	52,100	0
Chairman of the Board and	2004	501,923	(3)	555,638	(5)	6,150	(4)	124,583	60,800	0
Chief Executive Officer	2003	503,846	(3)	748,613	(6)	6,000	(4)	98,490	85,450	0
Thierry E. Bellanger	2005	313,217	(3)(7)	$11,064	(8)	4,261	(9)	0	10,000	0
President—French	2004	348,942	(3)(7)	155,243	(5)(8)	4,883	(9)	0	7,400	0
Operations	2003	303,905	(3)(7)	168,608	(6)(8)	2,643	(9)	0	9,400	0
Jean-Pierre Le Hétêt	2005	490,077	(3)(7)	$26,827	(8)	5,413	(9)	0	35,900	1,290	(10)
Chief Operating Officer	2004	547,785	(3)(7)	372,757	(5)(8)	6,202	(9)	0	29,050	1,476	(10)
	2003	492,106	(3)(7)	350,492	(6)(8)	5,755	(9)	0	42,450	1,016	(10)
Paul C. Roberts	2005	317,022	(3)	0		6,300	(4)	0	17,700	5,000	(11)
Chief Financial Officer and	2004	299,077	(3)	205,054	(5)	6,150	(4)	0	12,450	5,000	(11)
Treasurer	2003	287,654	(3)	248,636	(6)	6,596	(4)(12)	0	18,000	15,000	(11)(13)
Peter J. Thompson	2005	265,200		0		6,300	(4)	0	12,300	5,000	(11)
President—U.S.	2004	255,000		101,480	(5)	6,150	(4)	0	9,650	5,000	(11)
Operations	2003	245,000		212,941	(6)	6,221	(4)(12)	0	15,900	20,304	(11)(13)(14)

(1)             This column shows the market value of restricted stock awards on the date of grant. The aggregate holdings of restricted stock granted prior to the timeframe covered by this proxy statement that have not yet vested, held on and valued at the closing price of $24.78 on December 30, 2005 by the individuals listed in this table, are:  Mr. Roberts 2,500 shares/$61,950 and Mr. Thompson 2,500 shares/$61,950. Dividends are payable on the restricted stock. In 2005 dividends were paid on unvested restricted stock in the following amounts:  for Mr. Deitrich $1,050, for Mr. Roberts $1,500 and for Mr. Thompson $1,500.

(2)             Awarded January 3, 2005, January 2, 2004 and January 2, 2003, respectively.

(3)             Includes unused regular vacation earned in the following amounts:  for Mr. Deitrich $13,462 for 2005, $1,923 for 2004 and $3,846 for 2003; for Mr. Bellanger $15,876 for 2005, $31,991 for 2004 and $23,256 for 2003; for Mr. Le Hétêt $23,738 for 2005, $26,444 for 2004 and $40,449 for 2003; and for Mr. Roberts $11,742 for 2005, $11,077 for 2004 and $10,654 for 2003.

(4)             Includes contributions by the Corporation to the Schweitzer-Mauduit International, Inc. Retirement Savings Plan of $6,300 for 2005, $6,150 for 2004 and $6,000 for 2003.

(5)             Includes amounts earned in the first year of the 2004-2005 performance cycle under the Corporation’s Long-Term Incentive Plan, payment of which is subject only to continued employment through the end of the performance cycle, in the following amounts:  for Mr. Deitrich $206,700, for Mr. Bellanger $50,933, for Mr. Le Hétêt $142,119; for Mr. Roberts $71,436; and for Mr. Thompson $29,468.

(6)             Includes amounts earned in the third year of the 2001-2003 performance cycle under the Corporation’s Long-Term Incentive Plan in the following amounts:  for Mr. Deitrich $297,675, for Mr. Bellanger $64,216; for Mr. Le Hétêt $170,615; for Mr. Roberts $92,948; and for Mr. Thompson $82,013.

(7)             Includes the amount accrued for hours credited to the employee under various French Laws. For Mr. Bellanger $17,860 for 2005, $8,886 for 2004 and $5,814 for 2003 and for Mr. Le Hétêt $20,574 for 2005, $30,222 for 2004 and $13,482 for 2003.

(8)             Includes the contribution to the Profit Sharing Plan (“Participation”) by certain of the Corporation’s French subsidiaries, on Mr. Bellanger’s behalf estimated to be in the amount of $11,064 for 2005, $16,124 for 2004 and $23,109 for 2003; on Mr. Le Hétêt’s behalf estimated to be in the amount of $26,827 for 2005, $26,296 for 2004 and $23,109 for 2003.

(9)             The aggregate incremental cost to the company of a car allowance.

(10)       Mr. Le Hétêt received a meal allowance of $1,183 and health insurance of $107 for 2005, $1,367 and $109 for 2004 and $951 and $65 for 2003.

(11)       Includes contributions by the Corporation pursuant to the Corporation’s deferred compensation arrangements in the amount of $5,000 made on January 1, 2005, January 1, 2004 and January 1, 2003. The contributions vested on January 1, 2006.

(12)       Includes imputed income for group life insurance coverage in excess of $50,000. For Mr. Roberts $596 for 2003 and for Mr. Thompson $221 for 2003. The Company’s contribution toward group life insurance was terminated as a benefit in 2004.

(13)       Includes a contribution by the Corporation pursuant to the Corporation’s Deferred Compensation Plan in the amount of $10,000 made on January 1, 2003. The contribution vested on January 1, 2004.

(14)       Includes a contribution by the Corporation to the Deferred Compensation Plan for Mr. Thompson in the amount of $5,304 for 2003 representing the amount by which the cash balance formula pension plan contribution exceeded IRS limitations. Please see the discussion of the Cash Balance Plan on page 27-28 for additional information.

2005 Option Grants, Option Exercises and Option Values

The following table sets forth information concerning stock options granted during 2005 to the Named Executive Officers of the Corporation.

2005 Option Grants

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)(3)	Expiration Date(4)	Grant Date Present Value ($)(5)
Wayne H. Deitrich	52,100	26.04%	33.55	January 2, 2015	450,144
Thierry E. Bellanger	10,000	4.99%	33.55	January 2, 2015	86,400
Jean-Pierre Le Hétêt	35,900	17.94%	33.55	January 2, 2015	310,176
Paul C. Roberts	17,700	8.85%	33.55	January 2, 2015	152,928
Peter J. Thompson	12,300	6.15%	33.55	January 2, 2015	106,272

(1)          Represents shares of Common Stock underlying options granted on January 3, 2005 pursuant to the Corporation’s Equity Participation Plan.

(2)          The Corporation granted options during fiscal year 2005 to employees to purchase an aggregate of 200,100 shares of Common Stock.

(3)          The exercise price of the options granted in 2005 was based upon the mean of the high and low trading prices of the Corporation’s Common Stock on January 3, 2005, the date the options were granted.

(4)          The options granted in January 2005 became 100% vested on December 1, 2005.

(5)          Calculation is based on the Black-Scholes option-pricing model adapted for use in valuing stock options. The following assumptions were used for the 2005 grant: market value of the stock equal to the exercise price; ten-year option term; estimated volatility of 19.89%; risk-free rate of return of 4.50% based on the interest rate on 10-year government securities; and a yield of 2.12%. The resulting Black-Scholes option value was $8.64.

The following table sets forth information concerning the pre-tax value of unexercised options held by the Corporation’s Named Executive Officers as of December 31, 2005. As noted in the following table, Named Executive Officers exercised options in 2005.

Aggregated Option Exercises in 2005 and
2005 Year-End Option Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)(1)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne H. Deitrich	143,298	(3)	1,339,246	307,323	34,180	1,481,182	8,716
Thierry E. Bellanger	29,600	(4)	494,034	12,090	3,760	12,629	959
Jean-Pierre Le Hétêt	77,950	(4)	1,262,297	64,220	16,980	73,726	4,330
Paul C. Roberts	16,241	(5)	262,953	84,100	7,200	458,835	1,836
Peter J. Thompson	35,262	(4)	261,854	40,178	6,360	197,111	1,622

(1)          All options granted in 1999, 2000, 2001, 2002, 2004 and 2005 have vested and 60% of the options granted in 2003 have vested. Effective December 1, 2005, the Corporation accelerated the vesting date of all options with a strike price of $30.00 or higher. However, and notwithstanding that certain options vested early, the Corporation’s officers are not permitted to transfer any shares acquired upon the exercise of said options prior to their original vesting date.

(2)          The average of the high and the low trading prices on the New York Stock Exchange (fair market value) of the Corporation’s Common Stock was $24.78 per share on December 30, 2005.

(3)          Of the 143,298 options exercised, 4,339 shares were held. All options were exercised pursuant to 10b5-1 plans.

(4)          All options were exercised pursuant to 10b5-1 plans.

(5)          Of the 16,241 options exercised, 6,241 shares were held. All options were exercised pursuant to 10b5-1 plans.

Long Term Incentive Plan

The following table provides information respecting the award opportunity provided to the Corporation’s Named Executive Officers for the Performance Cycle commencing January 1, 2006 and ending December 31, 2008 (“2006 Performance Cycle”) pursuant to the Corporation’s Long-Term Incentive Plan. Long-Term Incentive Plan awards for the 2006 Performance Cycle are contingent on achieving predetermined performance objectives established by the Compensation Committee for such period and are based on a range of percentages of the Participant’s base salaries in effect each year for achieving the Threshold, Target, Maximum and Outstanding Performance Objectives, respectively. Performance at less than Threshold results in no award. Additional information about the purpose of and method for determining Long-Term Incentive Plan awards is set forth herein on pages 17-19 under the caption “Compensation Committee Report” on Executive Compensation. Under the 2006 Performance Cycle, performance is measured against objectives in each year of the multi-year award cycle. If an award is earned in any year of the multi-year cycle, it is deemed to be earned but not paid in that year. Earned awards are paid at the end of the performance cycle provided that the participant is still employed on that date, except for reasons of a change of control, death, retirement or total and permanent disability.

Long-Term Incentive Plan Awards Table

	Long Term Incentive Plan Awards Year 2006-2008				Estimated Future Payouts Under Non-Stock Price Based Plans(1)
Name	Number of Shares, Units or Other Rights (%)		Number of Restricted Shares (#)	Performance or Other Periods Until Maturation or Payout	Threshold ($)	Target ($)	Outstanding ($)	Maximum ($)
Wayne H. Deitrich	Threshold	44.25%	15,387	2008	$378,339	$1,513,350	$2,270,025	$3,026,700
	Target	177.00%	61,542
	Outstanding	265.50%	92,316
	Maximum	354.00%	123,087
Thierry E. Bellanger	Threshold	15.00%	2,673	2008	$64,772	$259,088	$388,632	$518,177
	Target	60.00%	10,695
	Outstanding	90.00%	16,041
	Maximum	120.00%	21,387
Paul C. Roberts	Threshold	23.75%	4,599	2008	$113,109	$452,439	$678,657	$904,875
	Target	95.00%	18,399
	Outstanding	142.50%	27,600
	Maximum	190.00%	36,798
Peter J. Thompson	Threshold	22.50%	3,786	2008	$93,084	$372,330	$558,495	$744,660
	Target	90.00%	15,141
	Outstanding	135.00%	22,713
	Maximum	180.00%	30,282

(1)          The “Estimated Future Payouts” reflect potential amounts that may be earned in the years 2006, 2007 and 2008 of the 2006 Performance Cycle based on 2006 salaries.

Defined Benefit Retirement Plan

The Corporation provides certain benefits to its U.S. employees through the Schweitzer-Mauduit International, Inc. Retirement Plan (the “Retirement Plan”), a U.S. pension plan covering hourly and salaried employees. In July 2000, the Retirement Plan as it applied to salaried employees was amended to add a Cash Balance Formula Benefit that would apply to newly hired employees, certain employees previously covered under the Final Average Pay Formula Benefit and employees who had the right to elect coverage under either the new Cash Balance Formula Benefit or the Final Average Pay Formula Benefit. The Final Average Pay Formula Benefit and the Cash Balance Formula Benefit provisions of the Retirement Plan are discussed separately below. Effective December 31, 2005, the salaried employee benefits under the Retirement Plan were frozen. Consequently, salaried participants in the Final Average Pay Formula Benefit will accrue no further benefits under the Retirement Plan and salaried participants in the Cash Balance Formula Benefit will continue to accrue only annual interest on their account balances after December 31, 2005.

Messrs. Deitrich and Roberts are grandfathered employees who elected to remain covered by the Final Average Pay Formula Benefit. Their years of Credited Service, stated in Table A, includes years of benefit service while at Kimberly-Clark Corporation (from which the Corporation was spun-off in November, 1995). Mr. Thompson has his retirement benefits determined under the Cash Balance Formula Benefit.

Final Average Pay Formula Benefit

The Final Average Pay Formula Benefit entitles each vested salaried U.S. employee participating in that benefit formula to an annual pension benefit at normal retirement equal to 1.50% of final average earnings times the employee’s years of service, subject to a deduction for social security benefits or, if greater, 1.125% of final average earnings times years of service plus a specific amount for certain employees. Final average earnings is defined as the highest average of any 5 years of Earnings (as defined in the Retirement Plan) out of the last 15 calendar years of covered employment, or over the last 60 months of credited benefit service, if greater. The minimum monthly benefit payable in a single-life annuity to salaried employees is the lesser of $125 or $25 times years of service.

Retirement benefits for salaried participants who have at least 5 years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for salaried participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit for unmarried salaried participants is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit.

Table A states the annual retirement benefit as of December 31, 2005 payable to each of the Named Executive Officers that participate in the Final Average Pay Benefit upon retirement at age 65 without regard to IRS limitations for their specified highest 5-year average remuneration and years-of-service, computed on a single-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of benefit. Benefits under the Retirement Plan will be limited to the extent required by U.S. tax provisions. Any excess over such limitation for certain salaried employees will be paid pursuant to supplemental arrangements.

Table A

Final Average Pay Formula Benefit

Named Executive Officer	Years of Credited Service As of December 31, 2005	Projected Benefit (Dollars)
Wayne H. Deitrich	35.697	$466,899
Paul C. Roberts	28.457	$167,629

Cash Balance Benefit Formula

The Cash Balance Formula Benefit covers all salaried employees hired on or after July 1, 2000 and salaried employees as of July 1, 2000 who are not “grandfathered” under the terms of the Retirement Plan, or were grandfathered employees who chose the Cash Balance Formula Benefit. Salaried employees who, as of July 1, 2000, had either attained the sum of their age plus years of vesting service equal to 65 or more, or attained the sum of their age plus years of vesting service equal to 60 or more and had at least 15 years of vesting service were grandfathered under the Final Average Pay Formula Benefit. The grandfathered employees had until October 1, 2000 to elect to remain under the Final Average Pay Formula Benefit or to take the Cash Balance Formula Benefit.

For salaried employees who as of July 1, 2000 were not grandfathered or who were grandfathered, but elected the Cash Balance Formula Benefit, an initial account balance was established based on the employee’s accrued benefit payable at normal retirement age under the Final Average Pay Formula Benefit converted to a lump sum based on a mortality table and an interest rate that was consistent with industry norms.

A “Retirement Contribution Credit” was added to the participant’s account balance each year in which the participant accrues a year of vesting service. The Retirement Contribution Credit is determined in accordance with the schedule noted in Table B. The account balance is also credited with an interest credit based on the average yield for 30-year Treasury securities for the November immediately preceding the current Retirement Plan year. Effective December 31, 2005, salaried participants will no longer receive any additional Retirement Contribution Credit. The interest credit will continue to be accrued on the account balance after December 31, 2005.

Table B

Retirement Contribution Credit

Participant’s Attained Age Plus Years of Vesting Service	Percentage of All Earnings	Plus Additional Percentage of Earnings Over Social Security Wage Base
35 or less	2.4	2.4
36 to 44	3.2	3.2
45 to 54	4.0	4.0
55 to 64	4.8	4.8
65 and over	6.4	5.7

Participants have the option to receive their vested account balance as either a lump-sum payment or an immediate single life annuity or a 50% joint and survivor annuity if married when they terminate employment with the Corporation or become disabled.

Mr.  Thompson is the only Named Executive Officer who participates in the Cash Balance Formula Benefit.

Table C shows the estimated annual retirement benefit payable under the Cash Balance Formula Benefit for Mr. Thompson computed as a single life annuity based on 2005 earnings, taking Code limitations into account. This estimate assumes an average annual interest credit of 4.73%, on Mr. Thompson’s cash balance after December 31, 2005.

Table C

Cash Balance Benefit Formula

Named Executive Officer	Year Reaching Age 65	Amount of Annual Annuity ($)
Peter J. Thompson	2027	$25,968

Supplemental Retirement Arrangements.

The Corporation’s supplemental retirement arrangements provide a benefit equal to the difference between:

(i)            the benefit payable to a participant under the Retirement Plan and

(ii)        the benefit that would be payable to such participant under such plan, calculated without regard to the compensation limit under Code Section 401(a)(17) and the limitations on benefits under Code Section 415 (“excess benefits”).

Effective December 31, 2005, as a result of the freeze in the further accrual of retirement plan benefits for salaried employees, there will be no further benefits accrued under the supplemental retirement arrangements

Mr.  Bellanger and Mr. Le Hétêt’s retirement benefits are provided under a foreign subsidiary’s pension plan that bases benefits on years of service and compensation. The projected benefit is based on the normal retirement age of 65. In addition to the annual benefit amount in Table D, they will each receive a one-time payment under a French retirement indemnity of 299,149 Euros or $354,103 for Mr. Le Hétêt and 228,544 Euros or $270,528 for Mr. Bellanger.

Table D

French Retirement Benefits

Named Executive Officer	Years of Credited Service	Projected Benefit (Euros)	Projected Benefit (Dollars)
Thierry E. Bellanger	43	308,482	365,150
Jean-Pierre Le Hétêt	29	316,329	374,349

Executive Severance Plan

The Corporation’s Executive Severance Plan (the “Severance Plan”) provides that in the event of termination of a participant’s employment with the Corporation or one of its French affiliates for any reason other than Death, Disability or Retirement (as defined in the Severance Plan) within 2 years after a change of control of the Corporation, as defined in the Severance Plan, a participant employed in the United States will be entitled to:

(i)            receive a cash payment in an amount equal to 3 times the highest annual compensation (base salary and annual incentive awards) paid or payable within the 3 year period ending on the date of termination;

(ii)        receive health and dental benefits from the Corporation for a period of 3 years; and

(iii)    receive a cash payment in an amount equal to the actuarial equivalent of the accrued benefits the participant would have earned under the Retirement Plan and the Supplemental Plan if the participant had continued participation in those plans for 3 years following termination. The Executive Severance Plan was amended in November 2005 to provide that the calculation of the actuarial equivalent of the accrued benefit would be based on the terms of the Retirement Plan prior to the effective date of the freeze of further Retirement Plan benefits for salaried employees.

A participant employed by one of the Corporation’s French affiliates is entitled to essentially the same payments and benefits as a United States participant, subject to certain adjustments which take into account the differences between the respective compensation, benefit and pension plans and programs in the United States and France. Severance payments under the Severance Plan for participants subject to United States Federal Income Tax will be limited to the extent necessary to avoid an excise tax on the participant under Code Section 4999 if the “parachute payments” under Code Section 280G with respect to such participant are less than 3.5 times the “base amount” for purposes of Code Section 280G. If such parachute payments equal or exceed 3.5 times such base amount with respect to a participant, the Corporation shall pay the participant an additional gross-up payment to compensate such participant for the excise tax liability under Code Section 4999. The Compensation Committee of the Board of Directors of the Corporation has established the eligibility criteria for participation and, from time to time, designates key employees as participants in the Severance Plan. Subject to certain conditions, the Severance Plan may be amended or terminated by resolution of the Board of Directors, but no such amendment or termination shall be effective during the 2-year period following a change of control of the Corporation without the consent of all of the participants. The Corporation has agreements under the Severance Plan with the Named Executive Officers and certain other key employees. The maximum amount payable upon termination (with respect to base salary and annual incentive compensation) pursuant to the agreements under the Severance Plan with the Named Executive Officers, assuming that a change of control of the Corporation and the termination of their employment had occurred on December 31, 2005, would have been as follows:

•       Mr. Deitrich, $2,852,814

•       Mr. Bellanger, $1,188,750

•       Mr. Le Hétêt, $2,086,383

•       Mr. Roberts, $1,298,064

•       Mr. Thompson $1,127,784

If a participant’s employment is otherwise terminated for any reason other than Death, Retirement, Voluntary Resignation or Cause (as defined in the Severance Plan), the participant will receive a cash payment in an amount of up to 24 months base salary.

Performance Graph

The following graph compares the total cumulative stockholder return on the Corporation’s Common Stock during the period from December 31, 2000 through December 31, 2005, with the comparable cumulative total returns of the Dow Jones Wilshire 5000 Index and a self-constructed peer group that reflects, but is not exactly comparable to the Dow Jones Paper Products Index (“Peer Group”). The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 2000 and that all dividends were reinvested. The Peer Group is comprised of the following companies:

•       Bowater Incorporated

•       Domtar, Inc.

•       International Paper Company

•       P.H. Glatfelter Company

•       Wausau-Mosinee Paper Corporation

In the previous years’ proxy statement, the Peer Group for the performance graph included MeadWestvaco Corporation. MeadWestvaco Corporation was removed from the Peer Group because that company sold its papers business and associated assets in May 2005 to NewPage Corporation, a privately held corporation. Domtar, Inc. a manufacturer and marketer of uncoated freesheet paper, business papers, commercial printing and publication papers, and technical specialty papers was added to the Peer Group. The performance graph reflects the performance of the former peer group and the new peer group.

The stock price performance shown on the graph below is not necessarily indicative of future price performance.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

In 2005, the Corporation and certain of its subsidiaries retained the legal services of the law firm UGGC & Associés. Laurent G. Chambaz, a director of the Corporation, is a partner in UGGC & Associés. The cost of such services during 2005 was $123,906 representing less than 1% of the law firm’s gross revenues.

In 2005, the Corporation acquired various materials and manufacturing supplies used at its Lee Mills from the West Haven, Connecticut and the Dallas, Texas locations of xpedx totaling $55,367. Larry B. Stillman, a director of the Corporation, has been the Vice President, Northwest Group, xpedx since 1988. However, the Northwest Group of xpedx has no management or profit and loss responsibility for these locations of xpedx.

Management believes that the cost of services rendered by Mr. Chambaz during 2005 were reasonable compared with the cost of obtaining similar services from unaffiliated third parties. Materials and supplies were obtained from xpedx based on a competitive bidding process.

OTHER MATTERS

The management of the Corporation knows of no other matters to be presented at the 2006 Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Outside Auditors

The Board of Directors of the Corporation has approved the Audit Committee’s retention of Deloitte & Touche LLP as the principal outside auditors for the Corporation for the current year. Deloitte & Touche LLP has been the outside auditor for the Corporation since its incorporation. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder Proposals

Under Securities and Exchange Commission rules, if a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders, a proposal must be received by the Secretary of the Corporation at the Corporation’s principal executive offices no sooner than December 28, 2006 and no later than January 27, 2007. The Corporation reserves the right to decline to include in the Corporation’s proxy statement any stockholder’s proposal that does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

The By-Laws of the Corporation include requirements applicable to stockholder proposals other than those included in the proxy materials pursuant to the regulations of the Securities and Exchange Commission. Pursuant to the By-Laws, a stockholder proposing to nominate persons for election to the Board of Directors or to introduce other business at the Annual Meeting of Stockholders must give timely written notice to the Corporation’s Secretary. To be timely, a stockholder’s notice must be delivered and received at the Corporation’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of stockholders for the preceding year; provided however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), such Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the 10th day following the date such Other Annual Meeting Date is first publicly announced or disclosed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and executive officers and persons who own more than 10% of a registered class of the Corporation’s equity securities to file reports with the Securities and Exchange Commission regarding beneficial ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all forms they file pursuant to Section 16(a).

To the Corporation’s knowledge, based solely on a review of copies of such reports filed during the fiscal year ended December 31, 2005, all officers and directors timely complied with Rule 16(a). One greater than 10% beneficial owner, Mr. Thomas A. Russo, did not timely file Form 4 reports relating to 5 transactions in the Corporation’s Common Stock.

Form 10-K

The Corporation’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 (including the consolidated financial statements and schedules thereto, but excluding exhibits) has been included with the mailing of this Proxy Statement to stockholders of record and beneficial holders as of March 2, 2006. Additional copies of the Corporation’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 (excluding exhibits) will be provided without charge to each stockholder so requesting in writing. Each request must set forth a good faith representation that, as of March 2, 2006, the record date for the Annual Meeting, the person making the request beneficially owned shares of the Corporation’s Common Stock. The written request should be directed to:  Paul C. Roberts, Chief Financial Officer and Treasurer.

COMMUNICATING WITH THE BOARD

Stockholders may communicate directly with the Board of Directors by telephonic or written communication as set forth below. Each communication intended for the Board of Directors and received by the Secretary and General Counsel that is related to the operation of the Corporation will be forwarded to the designated person. The Secretary and General Counsel may screen communications solely for the purpose of eliminating communications that are commercial in nature and not related to the operation of the Corporation and to conduct appropriate security clearance. All communications relating to the operation of the Corporation shall be forwarded to the designated recipient in their entirety.

If by phone:

A voice mail message may be left identifying the individual to whom it is directed by calling (866) 528-2593. This is a toll free call and is monitored and accessible only to the General Counsel of the Corporation. Messages received on this line will be maintained in confidence to the extent practicable.

If by mail:

A sealed envelope marked “Confidential” and prominently marked on the outside of the envelope that it is directed to the attention of the Audit Committee Chairman or the Lead Non-Management Director, as appropriate, may be mailed to

Secretary and General Counsel
Schweitzer-Mauduit International, Inc.
100 North Point Center East - Suite 600
Alpharetta, Georgia 30022

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

INVITATION TO STOCKHOLDERS

NOTICE OF 2006 ANNUAL MEETING

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

April 27, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20200000000000001000 5	042706

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors:

2.   In their discretion, the proxies are authorized to vote as described in the Proxy Statement and upon other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Item 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOMINEES:
☐	FOR ALL NOMINEES	K. C. Caldabaugh
Richard D. Jackson

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

Please mark here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above, (Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are hold jointly, each holder should sign. When signing by executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, signed full title as such. If signer is a partnership, please sign in partners name by authorized person.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

100 North Point Center East

Suite 600

Alpharetta, Georgia 30022-8246

COMMON STOCK PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders, April 27, 2006

The undersigned hereby appoints JOHN W. RUMELY, JR., PAUL C. ROBERTS and WAYNE L. GRUNEWALD, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Schweitzer-Mauduit International, Inc. (the “Corporation”) held of record by the undersigned on March 2, 2006, at the Annual Meeting of Stockholders of the Corporation, to be held at the Corporation’s headquarters, 100 North Point Center East, Alpharetta, GA 30022 at 11:00 a.m. local time, on Thursday, April 27, 2006, and any adjournment thereof.

(Continued and to be signed on the reverse side)

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